FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of January 26, 2009, by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”), and GIGOPTIX, INC. a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant (as successor by merger to GigOptix LLC, an Idaho limited liability company, formerly known as iTerra Communications LLC, an Idaho limited liability company) are parties to that certain lease dated March 21, 2005, as previously amended by that certain Commencement Letter dated August 11, 2005 (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 8,982 rentable square feet (the “Premises”) described as Suite 100 on the first floor of the building commonly known as 2400 Building located at 2400 Geng Road, Palo Alto, California (the “Building”).

B.	The parties acknowledge and agree that the Building and the Premises have been re-measured, as more particularly described in Section 6.01 below.

C.	The Lease will expire by its terms on April 30, 2009 (the “Prior Termination Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension.  Although the term of the Lease is scheduled to expire on the Prior Termination Date, the parties wish to recalculate the Base Rent effective as of January 1, 2009 (the “Reset Date”). In addition, the term of the Lease is hereby extended until December 31, 2013 (the “Extended Termination Date”).  The portion of the term of the Lease commencing on the date immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Base Rent. Notwithstanding anything to the contrary in Section 1.03 of the Lease, as of the Reset Date through the Extended Term, the schedule of Base Rent shall be as follows:

Period of Extended Term	Annual Rate Per Square Foot	Monthly Base Rent
1/1/09 – 4/30/09	$12.00	$8,982.00
5/1/09 – 12/31/09	$12.00	$9,414.00
1/1/10 – 12/31/10	$18.00	$14,121.00
1/1/11 – 12/31/11	$19.80	$15,533.10
1/1/12 – 12/31/12	$21.60	$16,945.20
1/1/13 – 12/31/13	$23.76	$18,639.72

Notwithstanding the foregoing, so long as no Default exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $14,121.00 per month, for the months of January 2010, February 2010 and March 2010.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3.
Additional Security Deposit.  No additional Security Deposit shall be required in connection with this Amendment.  Notwithstanding anything to the contrary in Section 6 of the Lease, (a) so long as Tenant is not in Default, Landlord shall return a portion of the Security Deposit in an amount equal to $28,877.00 within 30 days of the final execution and delivery of this Amendment by the parties, and (b) the second full paragraph of Section 6 of the Lease (entitled, “Security Deposit”) shall be, as of the date hereof, null and void and of no further force or effect.

4.	Expenses and Taxes. With respect to the Extended Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease, as modified hereby.

5.	Improvements to Premises.

5.01.
Condition of Premises.  Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.02.	Responsibility for Improvements to Premises. Landlord shall perform improvements to the Premises in accordance with the Tenant Work Letter attached hereto as Exhibit A.

6.
Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.01.
Re-measurement of Building and Premises; Tenant’s Pro Rata Share.  The parties acknowledge and agree that, due to a scrivener’s error, the “Tenant’s Pro Rata Share” was misstated as “4.6762%” in Section 1.04 of the Lease, and as a result and retroactively effective as of the Commencement Date, the parties further agree that for the period starting on the Commencement Date and ending on the Prior Termination Date, the “Tenant’s Pro Rata Share” as set forth in Section 1.04 of the Lease shall mean “18.7125%”.  Landlord and Tenant acknowledge and agree that Landlord has re-measured the Building and that, according to such re-measurement, (i) the rentable area of the Premises is 9,414 square feet, and (ii) the rentable area of the Building is 49,243 square feet.  Accordingly, with respect to the Premises, for the period prior to the Extension Date, the rentable area of the Premises and the rentable area of the Building shall remain as set forth in the Lease. However, commencing on the Extension Date and continuing throughout the Extended Term (and any extension thereof), the rentable square footage of the Premises and the rentable square footage of the Building shall be adjusted to reflect such re-measurement and Tenant’s Pro Rata Share, as referenced in Section 1.04 of the Lease, is hereby amended and restated as of the Extension Date as 19.1174%.

6.02.
Compliance with Law.  Without limiting Tenant’s obligations under the Lease, if, as a result of Tenant’s performance of any Alteration, Landlord becomes required under Law to perform any inspection or give any notice relating to the Premises or such Alteration, or to ensure that such alteration is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

6.03.	Liability Insurance. Clause (a) of the first sentence of Section 14 of the Lease is hereby amended by replacing the amount “$2,000,000.00” set forth therein with the amount “$3,000,000.00.”

6.04.	Application. Notwithstanding anything else herein to the contrary, Sections 6.02 and 6.03 above shall not apply to the period expiring on the Prior Termination Date.

6.05.
Permitted Use.  Notwithstanding anything to the contrary contained in this Lease, no portion of the Premises shall be used for any of the following uses:  any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value.

6.06.	Landlord’s Notice Address. The Landlord’s Notice Address set forth in Section 1.12 of the Lease is hereby deleted in its entirety and replaced with the following:

LANDLORD’S NOTICE ADDRESS:

EOP-Embarcadero Place, L.L.C. c/o Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403 Attention: Building manager with a copy to:
EOP-Embarcadero Place, L.L.C.
c/o Equity Office
2655 Campus Drive, Suite 100
San Mateo, California  94403
Attention:  Managing Counsel

with a copy to:
EOP-Embarcadero Place, L.L.C.
c/o Equity Office
Two North Riverside Plaza, Suite 2100
Chicago, Illinois  60606
Attention:  Lease Administration

Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord.

6.07.
Asbestos Notification.  Tenant acknowledges that it has received the asbestos notification letter attached to this Amendment as Exhibit B, disclosing the existence of asbestos in the Building.  Tenant agrees to comply with the California “Connelly Act” and other applicable Laws, including by providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable Laws.

6.08.	Effective as of the date hereof, Section 1.13 of the Lease is amended to provide that “Building Service Hours” shall be 8:00 a.m. to 6:00 p.m. on Business Days.

6.09.	The parties acknowledge and agree that any Leasehold Improvements (other than Cable) existing as of the date of this Amendment shall not be deemed Required Removables.

6.10.	Effective as of the date hereof, the reference to “10%” in Section 9.01 of the Lease is hereby amended and restated as “3%”.

6.11.	Effective as of the date hereof, Section 21 of the Lease (entitled, “Relocation”) is hereby deleted in its entirety and is of no further force or effect.

6.12	Extension Option.

A.
Grant of Option; Conditions.  Tenant shall have the right (the “Extension Option”) to extend the Extended Term for one additional period of five (5) years commencing on the day following the Extended Termination Date and ending on the fifth anniversary of the Extended Termination Date (the “Second Extension Term”), if:

1.	Landlord receives notice of exercise (“Extension Notice”) not less than 9 and not more than 12 full calendar months before the Extended Termination Date;

2.
Tenant is not in Default under the Lease, as amended, beyond any applicable cure period when Tenant delivers its Extension Notice or when the Prevailing Market (defined below) rate for the Second Extension Term is determined pursuant to Subsection C below;

3.	No part of the Premises is sublet when Tenant delivers its Extension Notice or when the Prevailing Market rate for the Second Extension Term is determined pursuant to Subsection C below; and

4.	The Lease, as amended, has not been assigned before the Prevailing Market rate for the Second Extension Term is determined pursuant to Subsection C below.

B	Terms Applicable to Second Extension Term.

1.
During the Second Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease, as amended.

2.	During the Second Extension Term Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes for the Premises in accordance with the Lease, as amended.

C.
Procedure for Determining Prevailing Market.  Within 30 days after receiving Tenant’s Extension Notice, Landlord shall give Tenant notice of Landlord’s estimate of the Base Rent rate for the Second Extension Term (the “Base Rent Notice”), which shall reflect the Prevailing Market rate.  Within 15 days after receiving the Base Rent Notice, Tenant shall give Landlord either (i) written notice (“Binding Notice”) accepting the Base Rent rate described in the Base Rent Notice, or (ii) written notice (the “Rejection Notice”) rejecting such Base Rent rate.  If Tenant fails to give Landlord a Binding Notice or a Rejection Notice within such 15-day period, the Extension Option shall be of no further force or effect.  If Tenant timely gives Landlord a Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Second Extension Term.  If, within 30 days after timely delivery of a Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Tenant’s Extension Option shall be of no further force or effect.

D.
Extension Amendment.  If Tenant is entitled to and properly exercises its Extension Option, and if the Prevailing Market rate for the Second Extension Term is determined in accordance with Subsection C above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the Extended Term, the Extended Termination Date, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it.  Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Second Extension Term in accordance with Subsection C above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

E.
Definition of Prevailing Market. For purposes of this Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Palo Alto, California area.  The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease, as amended, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.  The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended.

F.
Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the Property existing on the date hereof.

7.	Miscellaneous.

7.01.
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any free rent, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.04.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

7.05.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.06.
Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers other than Derek Johnson and Steve Clark of Jones Lang LaSalle claiming to have represented Tenant in connection with this Amendment.  Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

7.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company

By:	/s/ Kenneth Young
Name:	Kenneth Young
Title:	Vice President – Leasing

TENANT:

GIGOPTIX, INC. a Delaware corporation

By:	/s/ Avi S. Katz
Name:	Avi S. Katz
Title:	Chief Executive Officer